Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
SatCon Technology Corporation®	Investor Relations
Mike Turmelle	Dave Gentry
Chief Operating Officer	Aurelius Consulting Group
617-661-0540	407-644-4256
www.runonideas.com
Aurelius@cfl.rr.com

SATCON ANNOUNCES $2.2 MILLION IN NEW CONTRACTS

Improved first quarter cash usage

Cambridge, MA – December 30, 2003 – SatCon Technology Corporation® (Nasdaq NM: SATC), a manufacturer of electronic power control systems, announced today that it booked approximately $2.2 million in industrial product contracts during the first quarter, which ended December 27, 2003.

The contracts were comprised of approximately $1.1 million in vibration test systems including field service and parts.  These test systems are used to test items from small electronics to missiles.  The remaining $1.1 million in contracts was for rectifiers and power supplies also including field service and parts.  The contracts are part of a projected $7.5 to $8.0 million in overall bookings for the first quarter of fiscal 2004, which supports our view that our business base is improving.  Backlog at the beginning of the quarter totaled approximately $20 million.

“We are seeing a renewed interest in industrial products,” said David Eisenhaure, SatCon’s president and chief executive officer.  “The $1.1 million in vibration test systems business gives us confidence that there is potential for growth in that business in 2004, and is an important reason why we decided to retain that product line.  In addition, we see continued evidence of quarterly improvement over the first quarter of last year.”

“Of particular importance to our business and bottom line is our cash usage.  As we mentioned in our recent investors conference call, before considering approximately $2 million that we used to reduce our vendor accounts, we expect our cash usage from operations to be less than $1 million.  We estimate that our cash balance at the end of the quarter will be above $5 million with no borrowings against our $6 million line of credit. We see this as further progress toward reaching our goal of being cash flow neutral in the near term, with an expected overall financial improvement for fiscal year 2004.”

About SatCon Technology Corporation

SatCon Technology Corporation manufactures and sells power control systems for critical military systems, alternative energy and high-reliability industrial automation applications.  Products include inverter electronics from 5 kilowatts to 5 megawatts, power switches, and hybrid microcircuits for industrial, medical, military and aerospace applications.  SatCon also develops and builds digital power electronics, high-efficiency machines and control systems for a variety of defense applications with the strategy of transitioning those technologies into multiyear production programs.  For further information, please visit the SatCon website at www.satcon.com.

Statements made in this document that are not historical facts or which apply prospectively are forward-looking statements that involve risks and uncertainties.  These forward-looking statements are identified by the use of terms and phrases such as “believes,” “expects,” “plans,” “anticipates” and similar expressions.  Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the Company’s expectation.  There can be no assurance that the company will continue to experience improved cash usage improvements or that its bookings will maintain its current levels.   Additional information concerning risk factors is contained from time to time in the Company’s SEC filings.  The Company expressly disclaims any obligation to update the information contained in this release.

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